UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 16, 2019

Date of Report (Date of earliest event reported)

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

15455 Dallas Parkway, Suite 550 Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act   ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 16, 2019, the Board of Directors (the “Board”) of Daseke, Inc., a Delaware corporation (the “Company”), appointed Mr. Christopher Easter, age 56, as the Company’s first Chief Operating Officer, effective January 16, 2019 (the “Effective Date”). There are no family relationships between Mr. Easter and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K, and there are no transactions between the Company and Mr. Easter that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Easter most recently served as SVP Americas at Wallenius Wilhelmsen Ocean and Solutions, a position he has held since September 2018, and as President of Keen Transportation at Wallenius Wilhelmsen Logistics (“Wallenius”) from December 2017. Before its acquisition by Wallenius in December 2017, Mr. Easter served as CEO and President of Keen Transport, Inc. (“Keen Transport”), beginning in August 2012. Keen Transport is a specialized transportation, warehouse, and logistics company focused on serving the industrial equipment market. Mr. Easter has also served in various roles with Schneider National, Inc. and Walmart Inc., where he was responsible for overseeing the transportation of goods from around the world. Mr. Easter received his bachelor’s degree from the United States Military Academy at West Point, and served for more than eight years in The United States Army. His service included deployment during Operation Desert Storm where he led logistics teams and was awarded the Bronze Star.

In connection with Mr. Easter’s appointment as the Company’s Chief Operating Officer, he and the Company entered into an employment agreement (the “Employment Agreement”) effective as of the Effective Date. The Employment Agreement provides for an initial five-year term (the “Initial Term”) with automatic renewals for additional one-year periods (each a “Renewal Term”) unless written notice of non-renewal is delivered by either party at least 60 days prior to the expiration of the Initial Term or a Renewal Term. Under the Employment Agreement, Mr. Easter is entitled to receive an annualized base salary of $525,000 (subject to at least annual review by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)), and he is eligible to receive a discretionary annual bonus with a target value of $175,000 if certain performance targets established by the Compensation Committee are achieved. Mr. Easter will also receive a sign-on bonus equal to the difference between $130,000 and the 2018 annual bonus Mr. Easter receives (if any) from his previous employer within 60 days from the Effective Date. As soon as reasonably practicable after the Effective Date, Mr. Easter will receive a stock option (the “Initial Option”) with respect to 350,000 shares of common stock of the Company under the Company’s 2017 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which option generally vests in 20% increments on each of the first five annual anniversary dates of the date of grant. The exercise price per share under such stock option will be equal to the Fair Market Value (as such term is defined in the Plan) of a share of common stock as of the date of grant of the option. The Employment Agreement further provides that Mr. Easter will be eligible to participate in the Company’s compensation and benefit plans and programs generally available to the Company’s senior executives. Additionally, Mr. Easter will be eligible to receive certain benefits and reimbursement of expenses in relation to his commuting and relocation from Georgia to the Dallas-Ft. Worth metropolitan area during the period beginning on the Effective Date and ending on the earlier of the date on which Mr. Easter establishes a residence in the Dallas-Ft. Worth area and July 1, 2019.

Pursuant to the terms of the Employment Agreement, if Mr. Easter’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Easter for Good Reason (as defined in the Employment Agreement), subject to Mr. Easter’s execution (and non-revocation) of a release of claims in a form acceptable to the Company, Mr. Easter will receive a severance payment equal to the sum of the then effective base salary paid as in effect immediately prior to the date of termination for a period of 24 months. Additionally, if Mr. Easter’s employment is terminated due to his death or Disability (as defined in the Employment Agreement), he will be entitled to receive (i) all base salary earned prior to the termination date, to the extent not already paid, (ii) continuation of benefits pursuant to the terms of the Company’s then-current employee benefit plans and (iii) a prorated annual bonus (based on the target level of performance) for the year of termination.

The Employment Agreement contains certain restrictive covenants applicable to Mr. Easter, including confidentiality, non-competition and non-solicitation obligations. The non-competition and non-solicitation obligations apply during the term of employment and generally for a period of 24 months post-termination.

The foregoing description of the Employment Agreement is qualified by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DASEKE, INC.

January 17, 2019	By:	/s/ Bharat Mahajan
	Name:	Bharat Mahajan
	Title:	Chief Financial Officer